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Exhibit 11

ENTREMED, INC.

COMPUTATION OF EARNINGS PER SHARE

                                                                    Three Months Ended
                                                                         March 31,
                                                                1997                  1996 (1)
                                                            ------------------------------------
Weighted average common and common
equivalent shares outstanding during the period              12,044,203               6,460,717

Effect of common stock issued and stock options
and warrants granted subsequent to April 12, 1995
computed in accordance with the treasury stock
method as required by the SEC (2)                                -                      851,318
                                                            ------------------------------------

Total common and common equivalent shares                    12,044,203               7,312,035
                                                            ====================================

Net loss                                                    $(1,423,507)            $(1,675,407)
                                                            ====================================

Net loss per share                                          $     (0.12)            $     (0.23)
                                                            ====================================



(1) All share information have been adjusted to reflect a two-for-three reverse stock split.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common and Preferred Stock issued and stock options and warrants grants at prices below the initial public offering price of $15.00 per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.




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